Exhibit 10.5
EXECUTED
ORIGINAL
SECOND AMENDMENT TO OFFICE LEASE
     This SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is made and entered into as of the 8th day of November, 2002, by and between LEXINGTON SAN VICENTE ASSOCIATES, LLC, a California limited liability company (“Landlord”), and EQUITY MARKETING, INC. a Delaware corporation (“Tenant”).
R E C I T A L S :
     A. Miracle Mile, L.L.C., a Delaware limited liability company, predecessor-in-interest to Landlord, and Tenant entered into that certain Office Lease, dated July 17, 1998 (the “Office Lease”), as amended by that certain First Amendment to Office Lease dated February 9, 1999 (the “First Amendment”) (the Office Lease and the First Amendment are hereafter collectively referred to herein as the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 57,128 rentable square feet (the “Premises”) located on the first (1st), third (3rd), fourth (4th) and fifth (5th) floors of that certain office building located at 6330 San Vicente Boulevard, Los Angeles, California (“Building”).
     B. Landlord and Tenant desire to extend the term of the Lease and make modifications to the Lease.
A G R E E M E N T :
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.
     1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.
     2. Extension of Term. Landlord and Tenant acknowledge that the Lease Term is scheduled to expire on December 31, 2005, pursuant to the terms of the Lease. Notwithstanding anything to the contrary contained in the Lease, the Lease Term is hereby extended to and shall expire on December 31, 2009 (the “New Expiration Date”), unless otherwise extended or sooner terminated as provided in the Lease, as hereby amended. Notwithstanding anything contained in the Lease to the contrary, Landlord and Tenant hereby acknowledge and agree that (i) for all purposes under the Lease, the initial Lease Term under the Lease shall be deemed to expire on December 31, 2002, (ii) the period of time commencing on January 1, 2003 (the “New Term Commencement Date”) and terminating on the New Expiration Date shall be referred to herein as the “New Term,” and (iii) notwithstanding anything in Section 2.2 of the Office Lease to the contrary, Tenant shall have one (1) remaining Option Term, which shall be applicable following the expiration of the New Term, subject to and in accordance with the terms of Section 2.2 of the Office Lease.

     3. Rent.
          3.1 Base Rent. Commencing on the New Term Commencement Date and continuing throughout the New Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Premises as follows:

			Monthly
		Monthly	Rental Rate
Period During		Installment	per Rentable
Extended Term	Annual Rent	of Base Rent	Square Foot
January 1, 2003 —	$1,199,688.00	$99,974.00	$1.75
December 31, 2003

January 1, 2004 —	$1,357,361.28	$113,113.44	$1.98
December 31, 2004

January 1, 2005 —	$1,384,782.72	$115,398.56	$2.02
December 31, 2005

January 1, 2006 —	$1,419,059.52	$118,254.96	$2.07
December 31, 2006

January 1, 2007 —	$1,453,336.32	$121,111.36	$2.12
December 31, 2007

January 1, 2008 —	$1,487,613.12	$123,967.76	$2.17
December 31, 2008

January 1, 2009 —	$1,528,745.28	$127,395.44	$2.23
December 31, 2009
          3.2 Tenant’s Share of Direct Expenses. Throughout the New Term, Tenant shall continue to pay Tenant’s Share of Direct Expenses in accordance with the terms of the Lease; provided, however, that effective as of the New Term Commencement Date, the Base Year shall be the calendar year 2003.
          4. Improvements in the Premises. Landlord and Tenant hereby acknowledge and agree that Tenant is currently in occupancy of the Premises and, except as set forth in this Section 4, (i) Tenant shall continue to accept the Premises in its currently existing, “as-is” condition, and (ii) Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Further, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or with respect to the suitability of any of the same for the conduct of Tenant’s business.
          4.1 Improvement Allowance. Tenant shall be entitled to a one-time allowance for the design, purchase and installation of improvements (the “Improvements”) which are affixed to certain portions of the Premises located on the first (1st) and fifth (5th) floors of the Building, as set forth on Exhibit A, attached hereto (the “Improvement Space”), in an amount equal to Two Hundred Thirty-Four Thousand and No/100 Dollars ($234,000.00) (the “Improvement Allowance”). Tenant’s construction and installation of the Improvements shall be made in accordance with the terms of Article 8 of the Office Lease. Notwithstanding anything contained in Section 4.3, below, to the contrary, in no event shall Landlord be obligated to disburse any portion of the Improvement Allowance before August 1, 2003; provided, however, that Tenant may incur costs related to the construction of the Improvements prior to August 1, 2003. In the event that the Improvement Allowance is not fully utilized by Tenant by August 1, 2005, then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto.
          4.2 HVAC Work Allowance. In addition to the Improvement Allowance, Tenant shall be entitled to a one-time allowance for the cost of repairs of and maintenance to the Premises’ HVAC system (the “HVAC Work”), in an amount equal to Fifty Thousand and No/100 Dollars ($50,000.00) (the “HVAC Work Allowance”). The HVAC Work shall be completed by

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Tenant in accordance with the terms of the Office Lease (including without limitation, Articles 7 and 8 thereof). In the event that the HVAC Work Allowance is not fully utilized by Tenant on or before December 31, 2003, then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto. Notwithstanding Tenant’s right, as set forth herein, to the HVAC Allowance, Landlord and Tenant hereby acknowledge and agree that Tenant shall be responsible, at Tenant’s sole cost and expense, for the repair of, and maintenance to, the Premises’ HVAC system in accordance with the terms of Article 7 of the Lease.
          4.3 Disbursement of Improvement Allowance and HVAC Work Allowance. Subject to the terms of Sections 4.1 and 4.2, above, following the completion of the Improvements or the HVAC Work, as the case may be, Landlord shall, within thirty (30) days following receipt of invoices marked as paid, unconditional mechanics’ lien releases and such other information as Landlord may reasonably request with respect to the Improvements and/or the HVAC Work, as the case may be, reimburse Tenant for the cost of the Improvements and/or the HVAC Work, as the case may be; provided, however, that in no event shall Landlord’s disbursements for the Improvements exceed the Improvement Allowance nor shall Landlord’s disbursements for the HVAC Work exceed the HVAC Work Allowance.
5. Parking Charges.
          5.1 Unreserved Passes. Effective as of the New Term Commencement Date and continuing throughout the New Term, notwithstanding anything in the Lease to the contrary, the Parking Charge payable by Tenant with respect to each unreserved pass leased by Tenant shall be as follows: (i) during the first (1st) year of the New Term, the Parking Charge payable by Tenant shall equal Ninety and No/100 Dollars ($90.00) per month for each pass rented by Tenant; and (ii) on each anniversary of the New Term Commencement Date, the monthly Parking Charge payable by Tenant for each unreserved pass rented by Tenant shall be increased to the product of (a) the Parking Charge applicable to unreserved passes under the Lease, as amended hereby, immediately prior to such anniversary of the New Term Commencement Date, and (b) 1.03. Following the expiration of the New Term, if Tenant leases the Premises during the remaining Option Term, the Parking Charge payable by Tenant for Tenant’s unreserved parking passes shall be the prevailing rate then charged by Landlord for such passes.
          5.2 Reserved Passes. Effective as of the New Term Commencement Date, notwithstanding anything in the Lease to the contrary, the Parking Charge payable by Tenant for each reserved parking pass rented by Tenant shall be as follows: (i) during the first (1st) year of the New Term, the Parking Charge payable by Tenant shall equal One Hundred Ten and No/100 Dollars ($110.00) per month for each pass rented by Tenant; and (ii) on each anniversary of the New Term Commencement Date, the monthly Parking Charge payable by Tenant for each reserved pass rented by Tenant shall be increased to the product of (a) the Parking Charge applicable to reserved passes under the Lease, as amended hereby, immediately prior to such anniversary of the New Term Commencement Date, and (b) 1.03. Following the expiration of the New Term, if Tenant leases the Premises during the remaining Option Term, the Parking Charge payable by Tenant for Tenant’s reserved parking passes shall be the prevailing rate then charged by Landlord for such passes.
     6. Storage Space. In addition to Tenant’s rights to lease the Storage Premises in accordance with the terms of Section 29.30 of the Office Lease, Tenant shall be entitled, at any time following the commencement of construction within the Improvement Space, but subject to availability, to lease up to an additional 3,000 square feet of storage space (which may, at Landlord’s option, be provided in up to two (2) increments) (the “Additional Storage Premises”). In no event shall Landlord be required to perform any demolition or tenant improvement work or convert any space (whether then comprised of office space, retail space, parking or other non- storage space) to storage space for purposes of providing the same to Tenant. In the event that Landlord shall rent Additional Storage Premises to Tenant in accordance with the terms hereof, Tenant shall pay to Landlord, monthly storage rent in an amount equal to $0.75 per square foot per month for the first year of such lease, with three percent (3%) annual increases thereafter. All storage rent shall be due on a monthly basis concurrently with Tenant’s payment of the Base Rent due with respect to the Premises, and shall constitute Additional Rent under the Lease, as amended hereby. Tenant shall give prompt notice to Landlord in case of fire or accidents in or about the Additional Storage Premises or of defects therein or in the fixtures or equipment related thereto. Tenant acknowledges and agrees that Landlord shall have no obligation to provide any security for the Additional Storage Premises. Notwithstanding the foregoing,

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Landlord hereby acknowledges and agrees that the access control services provided by Landlord pursuant to the terms of Section 6.1.7 of the Lease shall apply with respect to Tenant’s lease of the Additional Storage Premises to the extent the Additional Storage Premises are located in the Building and not the “6310 Building,” as that term is defined below. The Additional Storage Premises, if leased by Tenant, shall be leased by Tenant in its then existing, “as-is” condition. Tenant shall be fully responsible for repairing any damage to the Additional Storage Premises to the extent such damage results from or relates to Tenant’s use thereof. Tenant’s insurance obligations under the Lease shall also pertain to Tenant’s use of the Storage Premises. The exact location of the Additional Storage Premises shall be determined by Landlord in its sole and absolute discretion and may be located in the Building and/or in the building located at 6310 San Vicente Boulevard (the “6310 Building”). Tenant hereby acknowledges and agrees, however, that (i) the 6310 Building is currently owned by an affiliate of Landlord and that any rights to storage space in the 6310 Building shall terminate to the extent that such affiliate of Landlord shall sell the 6310 Building, and (ii) to the extent Tenant shall lease storage space pursuant to the terms hereof in the 6310 Building, Tenant shall execute commercially reasonable documentation consistent with the terms of this Section 6 which may be provided by Landlord or Landlord’s affiliate in connection with Tenant’s lease of storage space at the 6310 Building. Tenant hereby acknowledges that, to the extent Additional Storage Space is not available as set forth herein, Landlord shall have no liability to Tenant in connection therewith and all of the terms of the Lease, as amended hereby, shall remain in full force and effect.
     7. Deletions. Landlord and Tenant hereby acknowledge and agree that Section 1.3 (Hold Space) (except for the definition of “Original Tenant” and “Permitted Assignee”), and Section 1.4 (Expansion Space) (except for the definition of “Market Rent Review Period,” “Comparable Buildings,” “Comparable Deals,” “Market Rent” and “Triggering Default”) of the Office Lease are hereby deleted in then: entirety and are of no further, force and effect.
     8. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of mis Second Amendment other man Winco Asset Management (the “Broker”) and that they know of no real estate broker or agent other than the Broker who is entitled to a commission in connection with this Second Amendment. Landlord shall pay a brokerage commission to the Broker in connection with this Second Amendment pursuant to the terms of a separate written agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Broker. The provisions of this Section 8 shall survive the expiration or earlier termination of the Lease, as amended hereby.
     9. No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.

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     IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be executed on the day and date first above written.

“Landlord”:

LEXINGTON SAN VICENTE ASSOCIATES,
LLC, a California limited liability company

By:	Its Manager
Lexington Commercial Holdings, Inc.,
a California Corporation

/s/ Alisa J. Freundlich

Alisa J. Freundlich
Chief Operating Officer

“Tenant”:

EQUITY MARKETING, INC., a Delaware
corporation

By:	Larry Madden

	Its:	CFO

By:	/s/ Larry Madden

	Its:	Chief Financial Officer

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